Exhibit 99.3
[JPM LETTERHEAD]
CONSENT OF J.P. MORGAN SECURITIES LLC
We hereby consent to (i) the use of our opinion letter dated as of July 20, 2011 to the Board of Directors of Medco Health Solutions, Inc. (the “Company”) included as Annex B to the Joint Proxy Statement/Prospectus relating to the proposed combination of the Company and Express Scripts, Inc. (“Express Scripts”), which is part of the Registration Statement of the Express Scripts on Form S-4, and (ii) the references to such opinion in the Joint Proxy Statement/Prospectus under the headings “Summary — Opinions of Financial Advisors to Medco,” “The Mergers — Background of the Mergers,” “The Mergers — Medco’s Reasons for the Merger” and “The Mergers — Opinions of Financial Advisors to Medco.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
J.P. MORGAN SECURITIES LLC
     October 6, 2011